Exhibit 2.5

STATE OF DELAWARE

CERTIFICATE OF REGISTERED SERIES OF

LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a registered series of a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.	The name of the limited liability company is Landa App LLC.

2.	The name of the registered series is Landa App LLC.

By:
Authorized Person

Name:	Yishai Cohen
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